Exhibit 10.91

ENVIRONMENTAL POWER CORPORATION

Bonus Unit Award Agreement

under the 2005 Equity Incentive Plan

This Bonus Unit Award Agreement (the “Agreement”) has been made as of December 30, 2005, (the “Grant Date”) between Environmental Power Corporation, a Delaware corporation (the “Company”), and Donald A. Livingston (the “Participant”).

RECITALS

A. Under the Company’s 2005 Equity Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), to which Committee authority has been delegated by the Board in accordance with Section 3(b) of the Plan, has made the award evidenced by this Agreement (the “Award”) pursuant to Section 7 of the Plan. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Plan.

B. The Committee has determined the form of this Agreement and selected the Participant to receive this Award.

AWARD

In accordance with the Plan, the Company has made this Award, effective as of the Grant Date and upon the following terms and conditions:

1. Number and Nature of Bonus Units. The number of Bonus Units subject to this Award is Seven Thousand (7,000). A “Bonus Unit” is a unit of value, valued by reference to the increase, if any in the Fair Market Value of the Common Stock over the Initial Value. The “Initial Value” of each Bonus Unit shall be Seven Dollars ($7.00) per Unit. Each Bonus Unit represents the right, subject to the terms of the Plan and this Agreement, to receive a payment, in cash or in shares of Common Stock, at the discretion of the Committee, on the Bonus Date, equal to the positive difference, if any, between the Initial Value and the Fair Market Value of a share of the Common Stock on June 30, 2006 (the “Bonus Date”). Bonus Units are used solely as units of measurement and are not shares of Common Stock, and the Participant is not, and has no rights as, a shareholder of the Company by virtue of this Award.

2. Vesting of Bonus Units.

(a) The Bonus Units subject to this Award shall vest, if at all, only if the Board or the Committee, as the case may be, determines, in its sole discretion, that the Microgy, Inc. (“Microgy”) pipeline gas development team (“PGD-Team”) (comprised of the individuals receiving Awards of Bonus Units on the Grant Date), has made a significant contribution to the advancement of the business of the Company and Microgy. Without limiting the foregoing, the Board has tasked the PGD-Team with the goal of achieving the substantial completion, on or before the Bonus Date, of the work necessary to commence and/or further construction on at least three (3) projects, as well as having one or more additional projects in development (the “Projects”), consisting of standard Microgy multi-tank anaerobic digester systems substantially similar to those currently being developed for the Huckabay project near Stephenville, Texas (the “Huckabay Project”), or such other projects as otherwise have been approved by the Board or the appropriate committee thereof for further commitment of Company resources. The target of (3) projects is inclusive of the Huckabay Project.

(b) In the event that Microgy or the Company is acquired by or merged into, or all or substantially all of their assets or a majority of their outstanding voting securities are acquired by, another entity, the Bonus Date shall be deemed to be the date of such event, the Bonus Units shall be deemed to be immediately vested as of such date, and any payment in respect thereof shall immediately become due and payable to the Participant without any further action on the part of the Board or the Committee.

3. Forfeiture/Expiration. Each Bonus Unit subject to this Award, and any payment in respect thereof, shall be forfeited, and this Award shall expire and shall be of no further force or effect, upon the Participant ceasing to continuously remain an employee of, or consultant or advisor to, the Company or Microgy, or a member of the PGD-Team (unless the Participant has been reassigned by management of the Company or Microgy for reasons unrelated to the Participant’s performance as a member of such team) from the Grant Date through and including the Bonus Date, except to the extent otherwise provided in Section 2.

4. Payment of Bonus Units. Payment, if any, in respect of Bonus Units subject to this Award shall be made to the Participant within 30 days of the date that such Units become vested in accordance with Section 2.

5. No Right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant the right to continue as an employee of, or consultant or advisor to, the Company or Microgy or as a member of the PGD-Team.

6. Award Not Transferable. The Bonus Units subject to this Award are not assignable or transferable by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Bonus Unit, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Bonus Unit, or upon such right or privilege, such Bonus Unit shall immediately become null and void.

7. Determinations. Determinations by the Board or the Committee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

8. Governing Law. The validity and construction of this Agreement shall be governed by the laws of the state of Delaware applicable to transactions taking place entirely within that state.

9. Conflicts with Plan and Correction of Errors. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect a Bonus Unit properly granted to Participant pursuant to the Plan, the Company, acting through its Compensation Committee, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Company and the Participant that this Award not result in unfavorable tax consequences to Participant under Code Section 409A. Accordingly, Participant consents to such amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Participant a copy of any such amendment.

[the remainder of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in Porstmouth, New Hampshire, to be effective as of the Grant Date.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ John F. O’Neill
John F. O’Neill
Chief Executive Officer

PARTICIPANT’S ACCEPTANCE

IN WITNESS OF Participant’s acceptance of this Award and Participant’s agreement to be bound by the provisions of this Agreement and the Plan, Participant has signed this Agreement as of December 30, 2005.

/s/ Donald A. Livingston
Participant’s Signature

Donald A. Livingston
(print name)

Address:

4